Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Third Quarter of Fiscal 2017, Declares Quarterly Cash Dividend

Union City, California – January 26, 2017 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the third fiscal quarter ended December 31, 2016.

Third quarter results include:
•	Revenues from continuing operations of $52.8 million, flat compared to last year’s comparable quarter and consistent with the company’s previously-announced estimate for the quarter.
•	Veterinary market revenues of $43.2 million, up 6% over last year’s comparable quarter.
•
Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, of $40.4 million, up 5% over last year’s comparable quarter.

•
Revenues attributable to customers in Europe, including sales from our United Kingdom subsidiary, of $8.0 million, up 6% over last year’s comparable quarter. Revenues from our United Kingdom subsidiary of $2.4 million, flat, compared to last year’s comparable quarter, and up 22% on a constant currency basis compared to last year’s comparable quarter.

•	Gross margin of 56%, consistent with the company’s previously-announced estimate for the quarter.
•	Income from continuing operations before income tax provision of $10.8 million, consistent with the company’s previously-announced estimate for the quarter.
•	Cash, cash equivalents and investments as of December 31, 2016 of $159.7 million.
•	Dividends of $3.2 million, or $0.14 per share, paid during the third quarter of fiscal 2017.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, said, “As previously announced, revenues for the quarter were essentially flat at $52.8 million compared to last year’s third quarter, and increased 4% for the nine-month period ended December 31, 2016 as compared to last year’s comparable period. Results for the quarter were negatively impacted by many factors, including foreign currency exchange rates, which reduced revenues by approximately $0.7 million and the reduction of medical and veterinary orders from distributors including Abbott Point of Care, Inc. and a difficult comparison for the medical business due to a large sale of Piccolo Xpress instruments in the People’s Republic of China in the prior year quarter. On the positive side, we are pleased our consumable revenues increased by 5% and accounted for 76% of total revenues in the third quarter as compared to last year’s comparable quarter. As a result, veterinary sales increased 6% and medical sales were down 21% for the third quarter of fiscal 2017 compared to last year’s comparable quarter.”

Despite these challenges, our business model has continued to generate strong cash flow, which has allowed us to continue to invest and work on a number of key initiatives to drive future medical and veterinary sales. Importantly, as part of our product portfolio expansion strategies, we plan to showcase several new products for our animal health business at the upcoming North American Veterinary Conference in early February 2017. Among these will be a new point-of-care urine sediment analyzer that we expect to launch into the veterinary market within twelve months, as well as a new point-of-care urine chemistry analyzer that we expect to launch before mid-year. We view both of these as significant additions to our product portfolio that have the potential to benefit our long-term growth.”

Mr. Severson concluded, “I am pleased our strong financial foundation allowed us to reward our shareholders with a quarterly cash dividend of $0.14 per common share during the third quarter. We had $159.7 million in cash, cash equivalents and short- and long-term investments at December 31, 2016. Looking forward, we are highly focused on driving operational efficiencies, investing in key growth initiatives and driving both top and bottom line growth.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share, to be paid on March 15, 2017, to all shareholders of record as of the close of business on March 1, 2017.

Results of Operations

Quarterly Results

For the fiscal quarter ended December 31, 2016, Abaxis reported revenues from continuing operations of $52.8 million, as compared with revenues of $52.9 million for the comparable period last year. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $2.3 million, or 19%, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $1.9 million, or 5%, over the same period last year. Abaxis reported income from continuing operations of $10.8 million and net income from continuing operations of $6.9 million for the fiscal quarter ended December 31, 2016, compared to $11.3 million and $8.0 million for the fiscal quarter ended December 31, 2015, respectively. Abaxis’ effective tax rate in the fiscal quarter ended December 31, 2016 was 36%, compared to 31% for the same period last year. Abaxis reported diluted net income per share of $0.30 (calculated based on 22,789,000 shares) for the fiscal quarter ended December 31, 2016, compared to $0.35 per share (calculated based on 22,889,000 shares) for the same period last year.

Nine-Month Results

For the nine-month period ended December 31, 2016, Abaxis reported revenues from continuing operations of $169.0 million, as compared with revenues of $161.9 million for the comparable period last year, an increase of 4%. Revenues from instrument sales decreased by $2.6 million, or 8%, compared to the same period last year. Revenues from consumables sales, increased by $8.6 million, or 7%, over the same period last year. Abaxis reported income from continuing operations of $33.3 million and net income from continuing operations of $25.2 million (which includes a gain from sale of an equity method investment of $3.8 million after tax) for the nine-month period ended December 31, 2016, compared to $34.0 million and $22.8 million for the nine-month period ended December 31, 2015, respectively. Abaxis’ effective tax rate in the nine-month period ended December 31, 2016 was 36%, compared to 34% for the same period last year. Abaxis reported diluted net income per share of $1.11 (calculated based on 22,753,000 shares) for the nine-month period ended December 31, 2016, compared to $1.00 per share (calculated based on 22,884,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the three-months ended December 31, 2016 and 2015 was $2.4 million and $2.4 million, respectively. Abaxis paid $3.2 million in cash dividends to shareholders during the third quarter of fiscal 2017.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, January 26, 2017. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10099901, through February 2, 2017. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Non-GAAP Financial Measures

The non-GAAP measure of revenue growth on a constant currency basis is calculated by translating the revenues for the quarter ended December 31, 2016 at the average exchange rates in effect during the quarter ended December 31, 2015 rather than the actual exchange rates in effect for the quarter ended December 31, 2016. We believe that presenting the percentage change in revenues on a constant currency basis assists in the understanding of actual revenue fluctuations by excluding the impact of foreign currency fluctuations. A reconciliation from U.S. GAAP revenues to non-GAAP revenues from Abaxis’ United Kingdom subsidiary on a constant currency basis has been provided in the financial statement tables included below in this press release.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ ability to drive future medical and veterinary sales, drive operational efficiencies, invest in key growth initiatives and drive both top and bottom line growth, Abaxis’ plan to showcase new products for its animal health business at the North American Veterinary Conference in early February 2017, the expected launch timing for new point-of-care urine sediment and chemistry analyzers, the ability of new products to benefit Abaxis’ long-term growth, payment of future cash dividends, and future revenues, income and results of operations Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Forward-looking statements contained in this press release may be affected by risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements, including, but not limited to, risks and uncertainties related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues	$52,772	$52,876	$169,020	$161,941
Cost of revenues	23,368	23,274	75,357	70,985
Gross profit	29,404	29,602	93,663	90,956
Operating expenses:
Research and development	4,776	4,428	14,915	13,840
Sales and marketing	10,629	10,395	33,707	31,766
General and administrative	3,159	3,524	11,714	11,301
Total operating expenses	18,564	18,347	60,336	56,907
Income from operations	10,840	11,255	33,327	34,049
Interest and other income (expense), net	(52)	231	6,197	716
Income from continuing operations before income tax provision	10,788	11,486	39,524	34,765
Income tax provision	3,929	3,532	14,288	11,993
Income from continuing operations	6,859	7,954	25,236	22,772
Discontinued operations
Income (loss) from discontinued operations, net of tax	(15)	4	(70)	(3)
Net income	$6,844	$7,958	$25,166	$22,769

Net income per share:
Basic
Continuing operations	$0.30	$0.35	$1.12	$1.00
Discontinued operations	-	-	-	-
Basic net income per share	$0.30	$0.35	$1.12	$1.00
Diluted
Continuing operations	$0.30	$0.35	$1.11	$1.00
Discontinued operations	-	-	-	-
Diluted net income per share	$0.30	$0.35	$1.11	$1.00

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,535	22,725	22,508	22,684
Weighted average common shares outstanding - diluted	22,789	22,889	22,753	22,884
Cash dividends declared per share	$0.14	$0.11	$0.38	$0.33

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31, 2016	March 31, 2016
Current assets:
Cash and cash equivalents	$85,653	$88,323
Short-term investments	52,291	41,474
Receivables, net	35,245	35,148
Inventories	39,192	35,131
Prepaid expenses and other current assets	6,225	6,351
Net deferred tax assets, current	4,881	4,810
Current assets of discontinued operations	66	961
Total current assets	223,553	212,198
Long-term investments	21,738	22,458
Investment in unconsolidated affiliates	3,000	2,705
Property and equipment, net	33,709	26,842
Intangible assets, net	1,209	1,324
Net deferred tax assets, non-current	4,492	3,903
Other assets	6,290	1,950
Total assets	$293,991	$271,380

Current liabilities:
Accounts payable	$8,922	$7,292
Accrued payroll and related expenses	6,184	8,349
Accrued taxes	477	1,145
Current liabilities of discontinued operations	87	112
Other accrued liabilities	10,091	9,393
Deferred revenue	1,560	1,600
Warranty reserve	1,577	1,281
Total current liabilities	28,898	29,172
Non-current liabilities:
Deferred revenue	1,601	2,274
Warranty reserve	2,616	1,927
Net deferred tax liabilities	242	384
Notes payable, less current portion	303	379
Other non-current liabilities	1,170	932
Total non-current liabilities	5,932	5,896
Total liabilities	34,830	35,068
Shareholders' equity:
Common stock	133,262	127,016
Retained earnings	125,910	109,303
Accumulated other comprehensive loss	(11)	(7)
Total shareholders' equity	259,161	236,312
Total liabilities and shareholders' equity	$293,991	$271,380

The following table presents our revenues by source for the three and nine months ended December 31, 2016 and 2015.

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues by Geographic Region
North America	$41,538	$41,109	$135,328	$128,596
International	11,234	11,767	33,692	33,345
Total revenues	$52,772	$52,876	$169,020	$161,941

Revenues by Customer Group
Medical Market	$8,652	$11,002	$27,130	$28,317
Veterinary Market	43,198	40,896	139,219	131,084
Other	922	978	2,671	2,540
Total revenues	$52,772	$52,876	$169,020	$161,941

Reconciliation from GAAP Revenues to Non-GAAP Constant Currency Revenues for United Kingdom Subsidiary
(Unaudited and in thousands)

United Kingdom Subsidiary
GAAP Revenues for Three Months Ended December 31, 2016	$2,405
Foreign exchange impact on revenues (1)	$530
Non-GAAP Constant Currency Revenues for Three Months Ended December 31, 2016	$2,935
GAAP Revenues for Three Months Ended December 31, 2015	$2,414
Non-GAAP Constant Currency Revenue Growth from Three Months Ended December 31, 2015 to Three Months Ended December 31, 2016	22%

(1) This measure represents the change in revenue resulting from translating the revenues for the quarter ended December 31, 2016 at the average exchange rates in effect during the quarter ended December 31, 2015 rather than the actual exchange rates in effect for the quarter ended December 31, 2016.